Exhibit 99.1

Modiv Announces Second Quarter 2022 Results

NEWPORT BEACH, CA, August 11, 2022 – Modiv Inc. (“Modiv” or the “Company”) (NYSE:MDV), an internally managed real estate investment trust (“REIT”) that acquires, owns and manages a diversified portfolio of single-tenant net-lease real estate properties, today announced operating results for the second quarter ended June 30, 2022.

Highlights for the quarter and six months ended June 30, 2022 including subsequent events:

●	Total quarterly revenue increased 14% year-over-year to $10.4 million
●	Quarterly AFFO increased 18% year-over-year to $3.6 million, or $0.48 per basic share and $0.35 per diluted share
●	Acquired approximately $162 million of properties year-to-date, including 15 industrial manufacturing properties at a weighted average cap rate of 8.87%
●	Declared monthly dividends per common share of $0.09583, equivalent to an annual rate of $1.15 per share which represents a yield of 7.4% based on the recent price of our common stock.

Summary of recent property investments:

Acquisition Date	Tenant	Purchase Price	ABR (1)	Initial Cap Rate (2)	Weighted Average Cap Rate (3)	Lease Term (Years)	Rent Escalations	Frequency
January 2022	KIA of Carson	$69,275,000	$3,948,000	5.70%	7.30%	25	2.00%	Annually
January 2022	Kalera	8,079,000	565,530	7.00%	8.94%	20	2.50%	Annually
April 2022	Lindsay Precast	56,150,000	3,734,141	6.65%	8.52%	25	2.00%	Annually
July 2022	Producto	5,343,862	385,255	7.21%	8.76%	20	2.00%	Annually
July 2022	Valtir 1	7,922,321	718,312	9.07%	10.64%	15	2.25%	Annually
July & August 2022	Valtir 2	15,452,679	1,081,688	7.00%	9.26%	25	2.25%	Annually
		$162,222,862	$10,432,926	6.43%	8.20%	22	2.17%

(1)	ABR is the annual base rent.
(2)	Initial Cap Rate is the ABR divided by the purchase price.
(3)	Weighted Average Cap Rate is the average of total fixed rent over the lease term divided by the purchase price.

“During the second quarter, we remained disciplined and focused as we successfully executed upon our long-term strategy of increasing our ownership of industrial manufacturing properties while reducing our exposure to legacy office assets. Despite a challenging market environment, we grew AFFO by 18% to $3.6 million and total revenue by 14% year-over-year to $10.4 million,” said Aaron Halfacre, Chief Executive Officer of Modiv.  “With $47 million in office sales and $93 million in industrial purchases year-to-date, the Modiv team, yet again, has demonstrated its ability to transform our portfolio to match our long-term strategic goals despite being a newly listed and under-the-radar value play.”

Financial review for the second quarter 2022

Total Revenues

Total revenues increased 14% year-over-year to $10.4 million, from $9.1 million reported in the prior year quarter. The growth in revenue primarily reflected an increase in rental income from acquisitions made in the second half of 2021 and the first half of 2022, partially offset by seven property dispositions during the same time period.

Operating Results

The second quarter of 2022 included a $1.0 million gain on the sale of one office property. In total, net income attributable to common stockholders was $1.2 million, or $0.17 per basic share and $0.14 per diluted share, compared to a net loss of $1.0 million, or a loss of $0.13 per basic and diluted share in the prior year period.

Adjusted Funds from Operations (AFFO)

Quarterly AFFO increased 18% to $3.6 million, or $0.48 per basic share and $0.35 per diluted share from AFFO of $3.0 million, or $0.40 per basic share and $0.34 per diluted share in the prior year period. This result was driven primarily by accretive acquisitions and the portfolio’s annual rent increases.

AFFO is a measure that is not calculated in accordance with accounting principles generally accepted in the United States of America (“GAAP”). See the Reconciliation of Non-GAAP Measures later in this press release.

Dividend Information

As previously announced, Modiv declared a monthly cash dividend per common share of $0.09583 payable to common stockholders of record as of July 29, 2022, August 31, 2022 and September 30, 2022 which will be paid on or about August 25, 2022, September 26, 2022 and October 25, 2022, respectively. The current monthly dividend amount of $0.09583 per share represents an annualized dividend rate of $1.15 per share of common stock which represents a yield of 7.4% based on the recent price of our common stock.

Real Estate Portfolio Highlights

Investment Activity

In April 2022, the Company invested $56.1 million in a portfolio of eight properties leased to Lindsay Precast, LLC, an industry-leading precast concrete manufacturer and steel fabricator with a 60-year operating history,  at a weighted average cap rate of 8.5%. The acquisition of Lindsay Precast’s portfolio of properties includes $2.8 million of expansion capital for one of the properties in Colorado and reflects a 25-year lease term with 2% annual rent increases.

Subsequent to quarter end, the Company invested (i) $5.3 million in two properties leased to subsidiaries of Producto Holdings, LLC, which specializes in manufacturing, machining, drilling, form grinding, heat treating, inspecting and engineering precision tools for the medical, semiconductor, aerospace, ammunition, and defense markets, and (ii) $23.4 million in four properties leased to Valtir, a manufacturer of commercial highway products such as guardrails and barriers, at attractive weighted average cap rates as set forth in the above table.

The Company defines “initial cap rate” for property acquisitions as the initial annual cash rent divided by the purchase price of the property. The Company defines “weighted average cap rate” for property acquisitions as the average annual cash rent including rent escalations over the lease term, divided by the purchase price of the property. The vast majority of Modiv’s real estate leases have annual rent escalations, which generally range from 2-3%.

Disposition Activity

During June 2022, the Company sold one office property leased to EMCOR for aggregate net proceeds of $6.3 million and the Company is currently under contract to sell an additional office property leased to Williams Sonoma, which is expected to close in August 2022. While there are no guarantees that this anticipated sale will be completed, the Company has received a $500,000 non-refundable deposit from the buyer. The exit cap rate for these two office property sales is 7.56%.

Portfolio

As of June 30, 2022, the Company’s portfolio consisted of 43 properties located in 16 states. The portfolio had approximately 2.9 million square feet of aggregate leasable space 100% leased to 29 different commercial tenants doing business in 15 separate industries.

On a pro forma basis, when including the Producto and Valtir acquisitions and the anticipated Williams Sonoma disposition with our portfolio as of June 30th, the Company owns 48 properties including 26 industrial properties representing 51% of the portfolio, 13 retail properties representing 19% of the portfolio and 9 office properties representing 30% of the portfolio (based on pro forma ABR as of June 30, 2022). As part of the Company’s long-term strategy to reduce office exposure, Modiv has decreased its office allocation by 20% since September 30, 2021.

Pro forma annualized base rent (based on rates in effect on June 30, 2022) totaled $35.6 million and the pro forma portfolio’s weighted average lease term was 11.6 years as of June 30, 2022. Approximately 52% of the Company's tenants have (or whose parent company has) an investment-grade credit rating from a recognized credit rating agency of “BBB-” or better.

Balance Sheet and Liquidity

As of June 30, 2022, total cash and cash equivalents were $11.7 million and the Company had $201.4 million of outstanding indebtedness consisting of $44.6 million of mortgages and $156.8 million outstanding on the Company's $250 million credit facility.

As of June 30, 2022, the Company had available borrowing capacity of approximately $60.0 million on the Revolver. Based on the current balance sheet, approximately 97% of the Company’s indebtedness holds a fixed interest rate. Subsequent to June 30, 2022, the Company borrowed $28.0 million to fund the Producto and Valtir acquisitions.

Until the Company achieves scale with total assets of greater than $1.0 billion, it may seek to increase near-term leverage if it identifies attractive acquisition opportunities in advance of completing dispositions or raising additional equity. On a pro forma basis, when including the Producto and Valtir acquisitions with our balance sheet as of June 30, 2022, the Company’s leverage (defined as debt as a percentage of the aggregate fair value of the Company's real estate properties plus the Company’s cash and cash equivalents) was 42%.

2022 Annual Guidance

The Company is maintaining 2022 AFFO per share guidance range of $1.26 to $1.36. This AFFO per share guidance reflects expected dispositions of office properties and further acquisitions of industrial manufacturing properties during the next four months of 2022.

Note: The Company does not provide guidance on net income. The Company only provides guidance on total AFFO and does not provide a reconciliation of this forward-looking non-GAAP guidance to net income due to the inherent difficulty in quantifying certain items necessary to provide such reconciliation as a result of their unknown effect, timing and potential significance. Examples of such items include impairments of assets, gains and losses from sales of assets, and depreciation and amortization from new acquisitions.

Conference Call and Webcast

A conference call and audio webcast with analysts and investors will be held on Thursday, August 11, 2022, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time, to discuss the second quarter 2022 operating results and answer questions.

Live conference call: 1-877-514-3620 at 8:00 a.m. Pacific Time, Thursday, August 11

Webcast: To listen to the webcast, either live or archived, use this link
https://event.choruscall.com/mediaframe/webcast.html?webcastid=wrFD7Jxs or visit the investor relations page of Modiv’s website at www.modiv.com.

About Modiv

Modiv Inc. is an internally managed REIT that acquires, owns and manages a diversified portfolio of single-tenant net-lease real estate. The Company primarily invests in industrial and retail properties that are mission critical to tenants. Driven by innovation and an investor-first focus, Modiv is committed to providing investors with Monthly Dividends and More Diversification. As of June 30, 2022, Modiv had a $540 million real estate portfolio (based on estimated fair value) comprised of 2.9 million square feet of aggregate leasable area.  For more information, please visit: www.modiv.com.

Forward-looking Statements

Certain statements contained in this press release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding our plans, strategies and prospects, both business and financial. Such forward-looking statements are subject to various risks and uncertainties, including but not limited to those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 23, 2022. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. Any forward-looking statements herein speak only as of the time when made and are based on information available to the Company as of such date and are qualified in their entirety by this cautionary statement. The Company assumes no obligation to revise or update any such statement now or in the future, unless required by law.

Notice Involving Non-GAAP Financial Measures

In addition to U.S. GAAP financial measures, this press release and the supplemental financial and operating report included in our Form 8-K dated August 11, 2022 contain and may refer to certain non-GAAP financial measures. These non-GAAP financial measures are in addition to, not a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures should not be considered replacements for, and should be read together with, the most comparable GAAP financial measures. Reconciliations to the most directly comparable GAAP financial measures and statements of why management believes these measures are useful to investors are provided below.

Investor Inquiries:

Megan McGrath, Financial Profiles, Inc.
Mmcgrath@finprofiles.com
310-622-8248

MODIV INC.
Condensed Consolidated Statements of Operations
For the Three and Six Months Ended June 30, 2022 and 2021
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Rental income	$10,394,118	$9,107,008	$20,042,767	$18,081,878

Expenses:
General and administrative	1,615,182	1,932,635	3,721,365	4,618,621
Stock compensation expense	679,747	767,087	1,191,612	1,371,732
Depreciation and amortization	3,682,681	3,978,323	6,983,173	8,003,026
Interest expense	1,197,154	2,098,649	2,765,329	3,879,785
Property expenses	1,965,885	1,874,033	4,730,477	3,621,233
Reversal of impairment of real estate investment property	-	(400,999)	-	(400,999)
Impairment of goodwill	-	-	17,320,857	-
Total expenses	9,140,649	10,249,728	36,712,813	21,093,398

Other operating loss:
Gain on sale of real estate investments	1,002,101	-	8,402,878	289,642
Operating income (loss)	2,255,570	(1,142,720)	(8,267,168)	(2,721,878)

Other (expense) income:
Interest income	1,763	51	15,198	101
Income from unconsolidated investment in a real estate property	66,868	74,834	162,332	147,301
Gain on forgiveness of economic relief note payable	-	-	-	517,000
Loss on early extinguishment of debt	-	-	(1,725,318)	-
Other, net	66,143	65,992	132,136	151,985
Other (expense) income, net	134,774	140,877	(1,415,652)	816,387

Net income (loss)	2,390,344	(1,001,843)	(9,682,820)	(1,905,491)
Less: net income (loss) attributable to noncontrolling interest in Operating Partnership	219,214	-	1,708,815	-
Net income (loss) attributable to Modiv Inc.	2,171,130	(1,001,843)	(7,974,005)	(1,905,491)
Preferred stock dividends	(921,875)	-	(1,843,750)	-
Net income (loss) attributable to common stockholders	$1,249,255	$(1,001,843)	$(9,817,755)	$(1,905,491)

Earnings (loss) per share attributable to common stockholders
Basic	$0.17	$(0.13)	$(1.31)	$(0.25)
Diluted	$0.14	$(0.13)	$(1.31)	$(0.25)
Weighted-average number of common shares outstanding
Basic	7,478,973	7,614,196	7,505,673	7,630,401
Diluted	10,221,490	7,614,196	7,505,673	7,630,401

Distributions declared per common stock	$0.2875	$0.2625	$0.6750	$0.5250

MODIV INC.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Real estate investments:
Land	$107,569,641	$61,005,402
Building and improvements	327,472,940	251,246,290
Equipment	4,429,000	-
Tenant origination and absorption costs	21,384,224	21,504,210
Total investments in real estate property	460,855,805	333,755,902
Accumulated depreciation and amortization	(43,728,520)	(37,611,133)
Total investments in real estate property, net	417,127,285	296,144,769
Unconsolidated investment in a real estate property	9,956,517	9,941,338
Total real estate investments, net	427,083,802	306,086,107
Real estate investments held for sale, net	-	31,510,762
Total real estate investments, net	427,083,802	337,596,869
Cash and cash equivalents	11,705,449	55,965,550
Restricted cash	-	2,441,970
Receivable from early termination of lease	1,446,767	1,836,767
Tenant receivables	8,059,635	5,996,919
Above-market lease intangibles, net	626,107	691,019
Prepaid expenses and other assets	6,766,867	5,856,255
Interest rate swap on derivative	589,997	-
Assets related to real estate investments held for sale	-	788,296
Goodwill	-	17,320,857
Total assets	$456,278,624	$428,494,502

Liabilities and Equity
Mortgage notes payable, net	$44,608,815	$152,223,579
Mortgage notes payable related to real estate investments held for sale, net	-	21,699,912
Total mortgage notes payable, net	44,608,815	173,923,491
Credit facility revolver	6,775,000	8,022,000
Credit facility term loan, net	148,850,050	-
Accounts payable, accrued and other liabilities	8,733,757	11,844,881
Below-market lease intangibles, net	10,175,284	11,102,940
Interest rate swap derivatives	-	788,016
Liabilities related to real estate investments held for sale	-	383,282
Total Liabilities	219,142,906	206,064,610

Commitments and contingencies

7.375% Series A cumulative redeemable perpetual preferred stock, $0.001 par value, 2,000,000 shares authorized, issued and outstanding as of June 30, 2022 and December 31, 2021	2,000	2,000
Class C common stock $0.001 par value, 300,000,000 shares authorized, 7,643,992 shares issued and 7,456,562 shares outstanding as of June 30, 2022, respectively, and 7,426,636 shares issued and outstanding as of December 31, 2021	7,644	7,427
Class S common stock $0.001 par value, 100,000,000 shares authorized, no and 63,768 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	-	64
Additional paid-in-capital	275,922,227	273,441,831
Treasury stock, at cost, 187,430 shares and no shares as of June 30, 2022 and December 31, 2021, respectively	(3,253,902)	-
Cumulative distributions and net losses	(116,491,382)	(101,624,430)
Total Modiv Inc. equity	156,186,587	171,826,892
Noncontrolling interest in the Operating Partnership	80,949,131	50,603,000
Total equity	237,135,718	222,429,892
Total liabilities and equity	$456,278,624	$428,494,502

MODIV INC.
Reconciliation of Non-GAAP Measures
For the Three and Six Months Ended June 30, 2022 and 2021
(Unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
		2022	2021	2022	2021
Net income (loss) (in accordance with GAAP)		$2,390,344	$(1,001,843)	$(9,682,820)	$(1,905,491)
Preferred stock dividends		(921,875)	-	(1,843,750)	-
Net loss attributable to common stockholders and Class C OP Units		1,468,469	(1,001,843)	(11,526,570)	(1,905,491)
FFO adjustments:
Add:	Depreciation and amortization of real estate properties	3,682,681	3,512,727	6,983,173	7,077,287
	Amortization of lease incentives	75,655	40,240	147,049	105,541
	Depreciation and amortization for unconsolidated investment in a real estate property	190,468	181,786	380,936	363,572
Less:	Gain on sale of real estate investments, net	(1,002,101)	-	(8,402,878)	(289,642)
	Reversal of impairment of real estate investments	-	(400,999)	-	(400,999)
	FFO attributable to common stockholders and Class C OP Units	4,415,172	2,331,911	(12,418,290)	4,950,268
AFFO adjustments:
Add:	Amortization of corporate intangibles	-	465,596	-	925,739
	Impairment of goodwill	-	-	17,320,857	-
	Stock compensation	679,747	767,087	1,191,612	1,371,732
	Deferred financing costs	101,781	100,624	1,368,506	199,693
	Non-recurring loan prepayment penalties	-	-	615,336	-
	Swap termination costs	-	-	733,000	23,900
	Amortization of above-market lease intangibles	32,456	32,458	64,912	64,913
	Acquisition fees and due diligence expenses, including abandoned pursuit costs	4,639	238,496	591,308	249,240
Less:	Deferred rents	(699,053)	(428,155)	(809,558)	(702,978)
	Unrealized gains on interest rate swaps	(589,997)	(90,600)	(1,378,013)	(517,719)
	Amortization of below-market lease intangibles	(349,810)	(367,575)	(712,884)	(735,150)
	Gain on forgiveness of economic relief note payable	-	-	-	(517,000)
	Other adjustments for unconsolidated investment in a real estate property	(188)	(12,196)	(376)	(44,390)
	AFFO attributable to common stockholders and Class C OP Units	$3,594,747	$3,037,646	$6,566,410	$5,268,248

Weighted average shares outstanding:
	Basic	7,478,973	7,614,196	7,505,673	7,630,401
	Fully Diluted (1)	10,221,490	8,833,945	10,241,023	8,880,365

FFO Per Share:
	Basic	$0.59	$0.31	$(1.65)	$0.65
	Fully Diluted	$0.43	$0.26	$(1.65)	$0.56

AFFO Per Share
	Basic	$0.48	$0.40	$0.87	$0.69
	Fully Diluted	$0.35	$0.34	$0.64	$0.59

(1)	Includes the Class C, Class M, Class P and Class R OP Units to compute the weighted average number of shares.

FFO is defined by the National Association of Real Estate Investment Trusts (“Nareit”) as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures, preferred distributions and real estate impairments. Because FFO calculations adjust for such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current Nareit definition or may interpret the current Nareit definition differently than we do, making comparisons less meaningful.

Additionally, we use AFFO as a non-GAAP financial measure to evaluate our operating performance. AFFO excludes non-routine and certain non-cash items such as revenues in excess of cash received, amortization of stock-based compensation, deferred rent, amortization of in-place lease valuation intangibles, acquisition-related costs, deferred financing fees, gain or loss from the extinguishment of debt, unrealized gains (losses) on derivative instruments, write-offs of transaction costs and other one-time transactions. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies. Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our dividends.

By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods. However, FFO and AFFO are not useful measures in evaluating NAV because impairments are taken into account in determining NAV but not in determining FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or cash flows from operating activities and each should be reviewed in connection with GAAP measurements.

Neither the SEC, Nareit, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or Nareit may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.

MODIV INC.
Reconciliation of Non-GAAP Measures - Adjusted EBITDA
For the Three and Six Months Ended June 30, 2022 and 2021
(Unaudited)

		Three Months Ended June 30,				Six Months Ended June 30,
		2022		2021		2022		2021
Net income (loss)		$2,390,344		$(1,001,843)		$(9,682,820)		$(1,905,491)

Add:	Depreciation and amortization	3,682,681		3,978,323		6,983,173		8,003,026
	Depreciation and amortization for unconsolidated investment in a real estate property	190,468		181,786		380,936		363,572
	Interest expense	1,197,154		2,098,649		2,765,329		3,879,785
	Loss on early extinguishment of debt	-		-		1,725,318		-
	Interest expense on unconsolidated investment in real estate property	98,135		100,366		195,780		200,419
	Reversal of impairment of real estate investment property	-		(400,999)		-		(400,999)
	Impairment of goodwill	-		-		17,320,857		-
	Stock compensation	679,747		767,087		1,191,612		1,371,732
	Write-off of due diligence costs related to abandoned acquisition of 10 properties leased to Walgreens	-		-		587,000		-
Less:	Gain on sale of real estate investments, net	(1,002,101)		-		(8,402,878)		(289,642)
	Adjusted EBITDA	$7,236,428		$5,723,369		$13,064,307		$11,222,402

Annualized Adjusted EBITDA		$28,945,712		$22,893,476		$26,128,614		$22,444,804

Net debt:
	Consolidated debt	$201,425,173		$190,181,378		$201,425,173		$190,181,378
	Debt of unconsolidated investment in real estate property (a)	9,599,182		9,817,066		9,599,182		9,817,066
	Consolidated cash and restricted cash	(11,705,449)		(10,374,445)		(11,705,449)		(10,374,445)
	Cash of unconsolidated investment in real estate property (a)	(585,357)		(572,064)		(585,357)		(572,064)
		$198,733,549		$189,051,935		$198,733,549		$189,051,935

Net debt / Adjusted EBITDA		6.9	x	8.3	x	7.6	x	8.4	x

(a)	Reflects the Company's 72.71% pro rata share of the tenant-in common's mortgage note payable and cash.

We define Net Debt as gross debt less cash and cash equivalents and restricted cash. We define Adjusted EBITDA as GAAP net income or loss adjusted to exclude real estate related depreciation and amortization, gains or losses from the sales of depreciable property, extraordinary items, provisions for impairment on real estate investments and goodwill, interest expense and non-cash items such as non-cash compensation expenses. We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. EBITDA is not a measure of financial performance under GAAP, and our EBITDA may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA as an alternative to net income or cash flows from operating activities determined in accordance with GAAP.

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